Filed Pursuant to Rule 424(b)(3)

Registration No. 333-197820

Supplement No. 1

To Prospectus Supplement, dated November 19, 2014, as amended on December 30, 2014 of

xG Technology, Inc.

Relating to

Up to $1,000,000 of Shares of Common Stock

This supplement, dated February 23, 2015 (this “Supplement”), supplements our prospectus supplement dated November 19, 2014, as amended on December 30, 2014, and its accompanying prospectus, dated August 21, 2014, filed as part of our Registration Statement on Form S-3, File No. 333-197820 (the “Prospectus”), relating to the offer and sale of up to $1,000,000 of shares of our common stock from time to time to Roth Capital Partners, LLC (“Roth”) pursuant to an Equity Distribution Agreement dated November 19, 2014, as amended on December 30, 2014, by and between us and Roth (the “Equity Distribution Agreement”). This prospectus supplement should be read together with the prospectus and the prospectus supplement, as amended, to which it relates.

Effective as of February 23, 2015, we terminated the Equity Distribution Agreement. We did not sell any shares of our common stock to Roth pursuant to the Equity Distribution Agreement. This Supplement amends the Prospectus to terminate the offering with respect to all $1,000,000 of shares of our common stock covered by the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is February 23, 2015.